UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
_______________________________________

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Universal Electronics Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Definitive Material

On April 25, 2024, Universal Electronics Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) a definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) relating to its Annual Meeting of Stockholders to be held on June 11, 2024 (the “Annual Meeting”). Subsequent to such filing, the Company recently learned that Institutional Shareholder Services Inc. (“ISS”) had recommended that the Company stockholders vote “AGAINST” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay proposal”).

In recommending against the approval of the Say-on-Pay proposal, ISS cites a pay-for-performance misalignment because the primary component of the pay of the Company’s Chief Executive Officer (“CEO”) was time-vesting equity awards. However, in 2024, the Company eliminated the use of time-vesting equity awards. As disclosed on page 36 in the Proxy Statement, for 2024 equity awards, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) modified the equity portion of the compensation program for the CEO and Non-CEO named executive officers by removing grants of stock options and replacing them with grants of performance-based stock units that generally vest subject to both the applicable named executive officer’s continued employment and the achievement of certain performance criteria set by the Compensation Committee. This change was made by the Compensation Committee with the intention to more closely align executive equity grants with stockholder interests.

In contrast to ISS, Glass Lewis & Co. (“Glass Lewis”) has recommended that the Company stockholders vote “FOR” the Say-on-Pay proposal. Glass Lewis specifically noted that the Compensation Committee addressed a concern regarding strictly time-vesting equity awards by introducing performance-based stock units as a component of the Company’s 2024 equity awards.

The Company believes that it has already addressed the concerns ISS has noted with respect to time-vesting equity awards. Accordingly, the Company continues to recommend that its stockholders vote “FOR” the Say-on-Pay proposal at the Annual Meeting.
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